Exhibit 10.2

HVHC INC. ANNUAL EXECUTIVE INCENTIVE PLAN

SECTION 1: PLAN PURPOSE AND EFFECTIVE DATE

1.1 The purpose of this Annual Executive Incentive Plan (the “Plan”) is to provide an incentive compensation opportunity for certain key employees of HVHC Inc. (the “Company”) and certain of its affiliates. Such compensation opportunity will:

a. Ensure that the Company has a competitive compensation package to assist in the retention and recruitment of highly competent executives; and

b. Recognize, motivate, and reward key executives for the development and execution of annual strategy and policy.

1.2 The Plan is effective beginning with the Plan Year commencing January 1, 2007.

SECTION 2: DEFINITIONS

For purposes of this Plan, the following terms are defined:

2.1 Actively at Work: The Participant is receiving regular Salary from the Participating Employer and is actively performing services for the Participating Employer on a regular basis. Notwithstanding the foregoing, a Participant who is on leave covered by the Family and Medical Leave Act shall be considered to be Actively at Work for purposes of this Plan.

2.2 Administrator: The Board or such person or persons as may be appointed by the Board to be responsible for those functions assigned to the Administrator under the Plan.

2.3 Affiliate: Any entity which is a member of a “controlled group” of corporations with the Company or Highmark Inc., as applicable, under Code Section 414(b) or a trade or business under common control with the Company or Highmark Inc., as applicable, under Code Section 414(c); provided, however, that in applying Code Sections 1563(a)(l), (2) and (3) for purposes of Code Section 414(b), the language “more than 50 percent” will be used instead of “at least 80 percent” each place it appears, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of Code Section 414(c), the language “more than 50 percent” will be used instead of “at least 80 percent” each place it appears.

2.4 Beneficiary: The person, persons or trust designated by a Participant as a direct or contingent beneficiary in the manner prescribed by the Administrator. The Beneficiary of a Participant who has not effectively designated a beneficiary shall be the Participant’s estate.

2.5 Board: The Board of Directors of the Company. Any action that may be taken by the Board under the Plan may be taken by any duly authorized committee of the Board.

2.6 Change in Control: (a) The Company merges or consolidates with any other entity or entities, other than a merger or consolidation which would result in more than 50% of the combined voting power of the voting securities of the Company, or of the surviving entity or entities outstanding immediately after such merger or consolidation, continuing to be owned by Highmark Inc. and/or one or more Affiliates of Highmark Inc. or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate; or (b) any person or persons (other than Highmark Inc. and/or one or more Affiliates of Highmark Inc. or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (c) the shareholders of the Company approve a plan of complete liquidation of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets (other than a liquidation into, or sale of assets to, Highmark Inc. and/or one or more Affiliates of Highmark Inc.). In addition, in the case of a Participant who is an executive of a Participating Employer, a Change in Control will be deemed to occur if any of the events described in the preceding sentence occur, substituting the phrase “Participant’s Participating Employer (or its parent company which is wholly-owned, directly or indirectly, by the Company)” in lieu of the term “Company” in each place it appears.

2.7 Company: HVHC Inc. and its successors and assigns.

2.8 Final Award: The actual award earned during the Plan Year, as determined by the Board based upon the Participant’s Salary, Target Award and actual performance against the applicable Performance Goals. A Participant’s Final Award shall be stated as a percentage of the his or her Target Award for the Plan Year.

2.9 Participant: An executive of the Company selected for participation in the Plan by the Board in accordance with the provisions of the Plan.

2.10 Participating Employer: The Company, Davis Vision, Inc., Viva Optique, Inc., Eye Care Centers of America, Inc., ECCA Management Services Ltd., and each other Affiliate that adopts this Plan with the consent of the Board.

2.11 Performance Goals: The criteria established by the Board for a Plan Year to be used to determine the portion, if any, of a Target Award that becomes a Final Award.

2.12 Plan: This Annual Executive Incentive Plan, as amended or supplemented from time to time.

2.13 Plan Year: The 12-month period used as the annual accounting period by the Company over which Performance Goals are measured.

2.14 Salary: The base salary paid during a Plan Year to a Participant by the Participating Employer for services rendered, including: (a) overtime and shift differentials; (b) any amounts deferred from salary under the Highmark Investment Plan or any qualified or non-qualified deferred compensation plan; (c) pre-tax contributions under any Internal Revenue Code Section 125 plan maintained by the Participating Employer and cash reimbursements for qualified transportation expenses otherwise excluded from gross income pursuant to Section 132(f)(4) of the Internal Revenue Code; (d) pay for approved vacation, personal paid time off and flex time; and (e) the amount of base salary the Participant would have earned while on an approved leave of absence (including a leave of absence due to disability) during the Plan Year, not to exceed one-third (1/3) of annualized base salary. However, Salary shall not include: (1) bonuses or other incentive compensation payments; (2) commissions; (3) reimbursement for business, travel or entertainment expenses incurred by the Participant (whether or not reported to the Internal Revenue Service as wages); (4) any taxable fringe benefits reported to the Participant on Form W-2; (5) severance pay or similar payments; and (6) any benefits paid under any deferred compensation plan of the Participating Employer. In addition, scheduled hours not worked and not paid, pay for unused personal days, pay in lieu of flex days, credits for trading benefits and disability and workers’ compensation payments are excluded from the calculation of Salary. Salary earned during a period in which the employee is not a Participant in the Plan with respect to the particular Plan Year will not be included in the calculation of Salary.

2.15 Service: Means any period during which a person provides services to and is employed by the Company. A person shall be deemed to have terminated service when the person ceases to be employed by the Company.

2.16 Target Award: Means the specified incentive award payout that a Participant may earn under the Plan for a Plan Year upon the satisfaction of target Performance Goals, as established by the Board pursuant to Section 5.1. A Participant’s Target Award shall be stated as a percentage of his or her Salary for the Plan Year.

SECTION 3: ADMINISTRATION

3.1 The Board shall administer the Plan in accordance with such rules, policies or procedures as it deems appropriate and shall have full responsibility and complete discretionary authority to:

a. Conclusively construe, interpret, and implement the provisions of the Plan and related documents and agreements, and to decide all questions arising from their application;

b. Determine participation in the Plan;

c. Determine the Target Awards to be granted to each Participant consistent with the provisions of the Plan;

d. Determine the time when awards will be granted;

e. Establish Performance Goals, including the performance attainment levels at which different proportions of a Target Award shall be paid as a Final Award, and make such adjustments therein as may be appropriate under existing conditions, in accordance with the provisions of this Plan;

f. Determine actual performance and Final Awards at the end of each Plan Year;

g. Prescribe, amend, and rescind rules and regulations relating to the Plan; and

h. Make all other determinations necessary and advisable for the administration of this Plan.

3.2 The Board may authorize one or more of its members or any officer or employee of the Company to execute and deliver documents on its behalf and to assist in the day to day administration of the Plan.

3.3 The determinations of the Board on all matters relating to the Plan shall be conclusive and binding on all persons.

3.4 No member of the Board, or any other person to whom authority has been delegated pursuant to the Plan, shall be liable for any action or determination made in accordance with applicable law with respect to the Plan or any award thereunder. In the event a claim is made against a Board member or such other person for actions taken in connection with the Plan, the Company shall indemnify the Board member or such other person as provided by the Company By-Laws.

SECTION 4: PARTICIPATION

4.1 Prior to commencement of each Plan Year or as soon thereafter as possible, employees of the Participating Employer will be recommended for participation in the Plan from among executives who are members of a select group of management of the Participating Employers, in accordance with the procedures set forth by the Board. Prior to or within the first 90 days of the Plan Year, Participants shall be selected by the Board from among those recommended employees who, in the opinion of the Board, are in a position to make significant contributions to the growth of the Company.

4.2 The Administrator will be responsible for notifying Plan Participants regarding the terms of their participation in the Plan.

4.3 If the Board determines that an employee becomes eligible, or ceases to be eligible, to participate in the Plan during a Plan Year, then the Board shall have the discretion to provide that the employee shall be eligible for an award based upon his or her actual Salary while a Participant.

4.4 The granting of an award for a given Plan Year shall not give any employee the right to receive, nor preclude any such employee from receiving, awards for subsequent Plan Year. Any Final Award for the Plan Year shall be subject to all of the terms and provisions of the Plan.

SECTION 5: TARGET AWARD GRANTS

5.1 Prior to or within the first 90 days of a Plan Year, the Board shall establish Performance Goals for each Participant or group of Participants for that Plan Year. Performance Goals may be financial or non-financial, related to the performance of the Participating Employer and/or a subsidiary, division or other unit thereof, and/or individual to the Participant. Performance Goals for Participants within specified business groups may be measured according to selective criteria; such as, but not limited to, financial success, enrollment, quality, and achievement of strategic initiatives. Targets are set at various levels of desired achievement, attainment of which may result in financial rewards to eligible employees. The criteria may change annually and must be approved by the Board.

5.2 Prior to or within the first 90 days of a Plan Year, the Board shall establish a Target Award for each Participant or group of Participants, expressed as a percentage of the Participant’s Salary for the Plan Year. The Board will then align the achievement of the Performance Goals with the Target Awards for each Participant or group of Participants and establish threshold levels of performance necessary to earn a portion of the Target Award and/or to earn a Final Award in excess of the Target Award for each Participant or group of Participants for the Plan Year.

SECTION 6: VALUATION OF FINAL AWARDS

6.1 Except as otherwise provided below, no Final Award is earned or vested, and no payment of Final Awards shall be made, prior to the end of a Plan Year.

6.2 Upon the completion of a Plan Year, the amount of a Participant’s Final Award shall be determined by the Committee based upon his or her Salary and Target Award for the Plan Year, and attainment of the Performance Goals approved for that Plan Year. No Final Award will be paid if less than threshold performance is achieved.

6.3 Notwithstanding Section 6.2, the Board has the right to cancel or reduce any Final Award during or at the end of a Plan Year in the event that Company performance with respect to key measures other than applicable Performance Goals (including, but not limited to, reserve level, quality of the investment portfolio and subsidiary profitability) is, in the judgment of the Board, significantly less than as contained in the operating plans and budgets approved by the Board.

SECTION 7: PAYMENT OF FINAL AWARDS

7.1 The Participating Employer shall pay to each Participant an amount of cash equal to the Participant’s Final Award, if any, for the applicable Plan Year. Such amount shall be paid in one lump sum, as soon as practicable after the end of the Plan Year and completion of the audits necessary to determine all performance results over the Plan Year, but in any case within 2 1/2 months after the end of the Plan Year; provided, however, that in order to be eligible to receive a Final Award under the Plan, a Participant must be either Actively at Work or on an approved leave of absence during the pay period for which the paycheck containing the Final Award is issued, except as described in Section 7.3, 7.4 or 7.5.

7.2 A Participant who is otherwise eligible to participate in the Highmark Investment Plan or a qualified or non-qualified deferred compensation plan maintained by the Participating Employer may be permitted to elect to defer receipt of all or a portion of his or her award amount for a Plan Year by delivering a properly executed deferral election in such form, and within such time period, as the administrator of the applicable plan deems acceptable.

7.3 If a Participant’s employment is terminated by reason of death after the last day of the Plan Year, the Final Award determined in accordance with Section 6.2 herein shall be based upon the amount of Salary earned during the Plan Year prior to termination. Payments under this Section 7.3 shall be made within the time provided in Section 7.1.

7.4 In the event of a Change in Control, any Final Award with respect to the Plan Year in which the Change in Control occurs shall not be less than the Participant’s Target Award for the Plan Year. If the Participant terminates employment for any reason during the Plan Year and on or after the date of the Change in Control, the Participant’s Final Award shall equal the Target Award for the Plan Year, prorated based on the number of days of the Participant’s employment during the Plan Year. In such event, the Participant’s Final Award for the Plan Year shall be determined and paid as soon as practicable, but in any case within 90 days, after the Participant’s termination. In addition, if a Change in Control occurs within 2 1/2 months after the end of a Plan Year, any Final Award for such concluded Plan Year shall be paid without regard to the requirement in Section 7.1 that the Participant be Actively at Work.

7.5 Except as provided in Section 7.3 or 7.4, if a Participant’s employment is terminated for any reason, all of the Participant’s rights to a Final Award for the Plan Year then in progress (or for which the Final Award determined under Section 6.2 herein has not been paid) shall be forfeited (unless prohibited by applicable law). Exceptions to this requirement may be made by the Board in its sole discretion.

SECTION 8: AMENDMENT OR TERMINATION OF THE PLAN

8.1 The Board may from time to time suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that no such suspension, termination, revision or amendment shall adversely affect any outstanding Target Award which has become vested as a result of a Change in Control in accordance with Section 7.4.

8.2 The Board may, in its discretion, make modifications in the Performance Goals or any outstanding Target Awards to reflect extraordinary transactions or occurrences affecting the Company or any subsidiary or participating affiliate, including by way of illustration and not of limitation, the capital reorganization of a Participating Employer, the divestiture of a significant subsidiary, the acquisition or discontinuance of a material business or product line, changes in accounting procedures/policies, or governmental changes in the financing of health care delivery not considered in developing Performance Goals and Target Awards.

SECTION 9: MISCELLANEOUS PROVISIONS

9.1 No employee or other person shall have any claim or right to be granted an award under the Plan. The adoption of the Plan shall not constitute a contract between the Participating Employer and a Participant. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Participating Employer.

9.2 No rights or interests under the Plan shall be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by the laws of descent and distribution.

9.3 The Participating Employer shall have the right to deduct from all payments under this Plan any federal, state and/or local taxes required by law to be withheld with respect to such payments.

9.4 Determinations under the Plan (including without limitation, determinations of the person or persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same, and the establishment of Performance Goals and Target Awards) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated, based on such factors as the Board or Administrator, as the case may be, deems appropriate, consistent with applicable law.

9.5 The amount of any compensation deemed to be received by a Participant hereunder will not constitute “earnings” with respect to which any other employee benefits of the Participant are determined, including without limitation benefits under any pension, retirement, profit sharing, disability, life insurance, or salary continuation plan, except as specifically otherwise provided in the written documents governing such benefit.

9.6 As the context of the Plan may require, the singular may be read as the plural and the plural as the singular.

9.7 The captions to the sections of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.8 This Plan shall be governed and construed in accordance with the applicable laws of the Commonwealth of Pennsylvania.

9.9 Any notice or filing required or permitted to be given to a Participant of the Plan shall be sufficient if in writing and sent through the U.S. Postal Service, certified mail, return receipt requested, postage pre-paid, to the Participant or Participant’s legal representatives at the Participant’s last known mailing address.

9.10 All obligations of the Participating Employer under the Plan shall be binding upon and inure to the benefit of any successor to the Participating Employer, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Participating Employer.

9.11 The Plan is unfunded. All benefits payable under the terms of the Plan shall be paid by the Participating Employer from its general assets. No person shall have any right or interest or claim whatsoever to the payment of a benefit under the Plan from any person whomsoever other than the Participating Employer, and no person shall have any right or interest whatsoever to the payment of a benefit under this Plan which is superior in any manner to the right of any other general and unsecured creditor of the Participating Employer.